FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-15

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 08/19/20 11:34:11
To: [REDACTED]
Subject: NEW ISSUE CMBS: WFCM 2020-C57 *PUBLIC PRICING DETAILS*

WFCM 2020-C57 - PUBLIC NEW ISSUE
**PRICING DETAILS** $464.547 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
UBS SECURITIES LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	SPRD	CPN%	YLD%	$PX
A-1	AAAsf/AAA(sf)/Aaa(sf)	23.372	30.500%	2.93	IS+67	0.903	0.8934	99.9973
A-SB	AAAsf/AAA(sf)/Aaa(sf)	38.042	30.500%	7.20	IS+100	1.914	1.4676	102.9992
A-3	AAAsf/AAA(sf)/Aaa(sf)	160.000	30.500%	9.47	IS+114	1.864	1.7481	100.9945
A-4	AAAsf/AAA(sf)/Aaa(sf)	168.161	30.500%	9.64	IS+116	2.118	1.7770	102.9951
A-S	AA+sf/AAA(sf)/Aa2(sf)	28.727	25.375%	9.97	IS+170	2.672	2.3349	102.9940
B	AA-sf/AAA(sf)/NR	15.415	22.625%	9.97	IS+200	2.975	2.6348	102.9915
C	A-sf/AA-(sf)/NR	30.830	17.125%	9.97	IS+375	4.158	4.3848	97.7795

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBBsf/A(sf)/NR	12.738	14.853%	9.97	55.4%	11.9%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$560,539,656
NUMBER OF LOANS:	40
NUMBER OF PROPERTIES:	71
WA CUT-OFF LTV:	65.1%
WA BALLOON LTV:	57.1%
WA U/W NCF DSCR:	1.80x
WA U/W NOI DEBT YIELD:	10.1%
WA MORTGAGE RATE:	4.048%
TOP TEN LOANS %:	56.9%
WA REM TERM TO MATURITY (MOS):	117
WA REM AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	3

LOAN SELLERS:	UBS(34.7%), LMF(29.4%), WFB(25.2%), LCF(10.8%)

TOP 3 PROPERTY TYPES:	MULTIFAMILY(20.0%), OFFICE(19.6%), HOSPITALITY(16.1%)

TOP 5 STATES:	CA(19.7%), NY(12.3%), TX(9.2%), PA(8.0%), VA(6.2%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	AUGUST 26, 2020

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE: WFCMC57

FINAL LINK:

www.netroadshow.com/nrs/home/#!/?show=f871edb0

THIRD PARTY PASSWORDS:

BBG and Trepp:

Dealname: WFCM 2020-C57

Password: WFCMC57

Intex:

Dealname: WFC20C57

Password: p8p2vgdnd8r2kq30z

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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